Exhibit (a)(5)


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March 28, 2006

Name: ____________________________________

Address: __________________________________

City, State, ZIP: ____________________________


TO:         SHAREHOLDERS OF AMASYS CORPORATION

SUBJECT:    TERMINATION OF OFFER TO PURCHASE SHARES

Dear Shareholder:

The Purchasers are terminating their Offer to purchase shares of AMASYS CORPORATION pursuant to Section 13(c) of the Offer. The Corporation announced that it is "in the initial stages of determining if it can liquidate its assets and if so, determining what value could be distributed to its common stockholders" and that the SEC's questions following its Annual Report have still yet to be resolved such that it still could not timely file its Form 10-QSB for the quarter ended December 31, 2005. In the judgment of the Purchasers, such facts are or will be materially adverse to the Corporation and to the value of the Shares.

The Depository will return to Shareholders any share certificates tendered pursuant to the Offer. We apologize for the inconvenience.

MACKENZIE PATTERSON FULLER, LP